SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 27, 2011

BPZ Resources, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-12697	33-0502730
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

580 Westlake Park Blvd., Suite 525

Houston, Texas 77079

(Address of principal executive offices)

(281) 556-6200

(Telephone number, including area code of agent for service)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 27, 2011, BPZ Resources, Inc. (the “Company”), and its subsidiaries Empresa Eléctrica Nueva Esperanza S.R.L., and BPZ Exploración & Producción S.R.L., entered into a Credit Agreement with Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as lender and administrative agent, dated January 27, 2011, wherein Credit Suisse agreed to provide a $40 million secured debt financing (the “Debt Facility”) to the Company’s power generation subsidiary, Empresa Eléctrica Nueva Esperanza S.R.L. (the “Borrower”), and the Company and its subsidiary BPZ Exploración & Producción S.R.L. agreed to unconditionally guarantee the Debt Facility on an unsecured basis.  The Debt Facility contains an arranger fee payable to Credit Suisse International. The arranger fee is based on a percentage of the principal amount and the performance of the price of crude oil (Brent) from closing date to repayment date.  The performance portion of the arranger fee is subject to a specified maximum amount.

The Debt Facility is secured, in part, by three LM6000 gas-fired turbines that were purchased by the Company, through its power generation subsidiary, Empresa Eléctrica Nueva Esperanza S.R.L. from GE Packaged Power Inc. and GE International Inc. Sucursal de Perú (collectively, “GE”), in accordance with the terms and conditions of the Turbine Purchase Agreement, as subsequently amended (the “Turbine Purchase Agreement”).  The Debt Facility is also secured by the Borrower’s rights, title and interests in the Turbine Purchase Agreement along with certain other equipment and property pledged in favor of Credit Suisse and Credit Suisse International.

The Debt Facility matures on July 27, 2013, with principal repayment due in equal quarterly installments of $8 million commencing on July 27, 2012.  The Debt Facility bears interest at three month LIBOR plus 7.0%.

The Debt Facility provides for events of default and cure periods customary for facilities of this type, including, among other things, payment breaches under any of the finance documents; representation and warranty breaches; any default, early amortization event or similar event occurring with respect to one or more debt facilities in an aggregate outstanding principal amount of at least $3,000,000, if the effect is to accelerate the maturity thereof; failure to comply with obligations; application for the appointment of a receiver; making a general assignment for the benefit of creditors; insolvencies or filing of bankruptcy; certain monetary and non-monetary judgments, orders, decrees or awards against the Borrower, or any guarantor and any of their respective subsidiaries; suspension, revocation or termination of any Debt Facility financing or security documents with Credit Suisse or certain key agreements; change in control; and failure to perform Borrower’s obligations under the Turbine Purchase Agreement.  In addition, the Debt Facility provides for a mandatory prepayment of the loans if debt to finance the Company’s gas-to-power project is incurred or issued by the Borrower or any guarantor and any of their respective subsidiaries.

If an event of default occurs, Credit Suisse shall, upon the request of the majority lenders, or may, by notice to the Borrower, (i) immediately terminate the lending commitments; and/or (ii) declare all or part of the principal amount of the loans, together with accrued interest, immediately due and payable, without demand; provided that, all lending commitments shall automatically terminate and all amounts due and payable on any loan will automatically become immediately due and payable without notice if the Borrower or any guarantor and any of their respective subsidiaries appoint a receiver, liquidator or trustee, make a general assignment for the benefit of their creditors, become insolvent, bankrupt, liquidate, or are subject to certain monetary judgments exceeding in the aggregate, $3,000,000; and/or (iii) liquidate the security collateral and apply the proceeds thereof to pay the loans.

Proceeds from the Debt Facility will be utilized to meet the Company’s 2011 capital expenditure budget, to finance the Company’s exploration and development work programs, and to reduce the Company’s existing debt.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 in this Current Report regarding the Debt Facility is hereby incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

On January 27. 2011, the Company issued a press release announcing the $40 million Debt Facility with

Credit Suisse, as described in Item 1.01 above. A copy of the press release dated January 27, 2011 is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)                     Exhibits.

Exhibit No.	Description

99.1	BPZ Resources, Inc. Press Release, dated January 27, 2011, and furnished with this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BPZ RESOURCES, INC.
(Registrant)
/s/ Edward G. Caminos
Date: February 1, 2011	Edward G. Caminos
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	BPZ Resources, Inc. Press Release, dated January 27, 2011, and furnished with this report.